                                                                    EXHIBIT 12.1


                          NEBCO EVANS HOLDING COMPANY

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                   (AMOUNTS IN THOUSANDS, EXCEPT RATIO DATA)



                                                              FISCAL YEAR
                                          ----------------------------------------------------
                                           1994      1995      1996        1997        1998
                                          ------    ------    -------    --------    ---------
Income (loss) before income taxes.......  $  665    $1,089    $  (204)   $(70,124)   $(150,727)
Fixed charges...........................   5,323     6,065     22,314      60,956      130,472
                                          ------    ------    -------    --------    ---------
Earnings................................  $5,988    $7,154    $22,110    $ (9,168)   $ (20,255)
                                          ======    ======    =======    ========    =========
Interest expense........................  $3,294    $3,936    $16,423    $ 54,016    $  89,489
Amortization of deferred financing
  costs.................................     226       226    $   763       1,678        2,650
Interest portion of rent expense........   1,803     1,903      5,128       5,262       17,059
                                          ------    ------    -------    --------    ---------
Fixed charges...........................  $5,323    $6,065    $22,314    $ 60,956      109,198
                                          ======    ======    =======    ========
Preferred stock dividend requirement....                                                21,274
                                                                                     ---------
Combined fixed charges and preferred
  stock dividend requirement............                                             $ 130,472
                                                                                     =========
Ratio of earnings to fixed charges......    1.12      1.18     Note 1      Note 1       Note 2
                                          ======    ======    =======    ========    =========
Pro forma ratio of earnings to combined
  fixed charges and preferred stock
  dividends.............................


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Note 1: Earnings were less than fixed charges by $204 and $70,124 for the fiscal year 1996 and fiscal year 1997, respectively.



Note 2: Earnings were less than combined fixed charges and preferred stock dividends by $150,727 for the fiscal year 1998.